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                 Asbury Automotive Group Names Charles Robinson
                     Vice President of Finance and Insurance


New York, NY- July 22, 2004- Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that Charles Robinson has joined Asbury as Vice President of Finance and Insurance. Mr. Robinson will replace Thomas G. McCollum, who recently left this position to take over as CEO and President of Asbury's McDavid Auto Group, based in Irving, Texas.

"With over 30 years of experience in the automotive industry, Charlie Robinson brings an incredible depth of knowledge and expertise to the table, and we our confident that he will be able to maintain and build upon the success that Asbury has achieved with F&I," said Kenneth B. Gilman, Asbury's President and CEO. "We are delighted to welcome him as a key senior member of our corporate team, and we feel very fortunate to have Charlie on board."

Before joining Asbury, Mr. Robinson spent 24 years with AON, where most recently he served as President and CEO of AON's Resource Dealer Group, a marketing entity that distributes insurance products to the retail automotive industry. His duties at Resource Dealer Group included: managing the national field force; maintaining and strengthening client relationships through enhanced same-store profitability; and managing key vendor relationships. Prior to working for AON, Mr. Robinson was the General Manager for two different automotive dealerships.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S. Asbury operates through nine geographically concentrated, individually branded "platforms". These platforms operate 100 retail auto stores, encompassing 139 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. The company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.


Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements relating to goals, plans and projections regarding the company's financial position, results of operations, market position, product development and business strategy. These statements are based on management's current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors, the company's relationships with vehicle manufacturers and other suppliers, risks associated with the company's substantial indebtedness, uncertainties related to pending acquisitions, including the risk that one or more pending acquisitions will fail to be completed as contemplated, general economic conditions both nationally and locally and governmental regulations and legislation. There can be no guarantees the company's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors are discussed in the company's registration statement on Form S-1 and in its other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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